Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

Net Income of $19.7 Million Includes $18.7 Million Tax Benefit

NEWARK, N.Y. – February 7, 2019 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.1 million on revenue of $20.9 million for the fourth quarter ended December 31, 2018 compared to operating income of $2.1 million on revenue of $22.5 million for the fourth quarter of 2017. For fiscal year 2018, Ultralife produced operating income of $6.6 million on revenue of $87.2 million compared to operating income of $6.5 million on revenue of $85.5 million for 2017.

“During the fourth quarter our Battery and Energy Products revenue grew 8% year-over-year from increases in both our commercial and government defense markets, with medical sales up 14%. However, at Communications Systems, after four consecutive quarters of double digit revenue growth, fourth quarter sales decreased year-over-year due to modifications to production and initial shipment schedules under the $19 million in delivery contracts received in October 2018 for the U.S. Army. Shipments are now anticipated to begin in the first quarter of 2019,” said Michael D. Popielec, President and Chief Executive Officer. “The opportunities for growth in 2019 from our commercial diversification strategy and government/defense customers remain strong, and we have started the new fiscal year with over $50 million in backlog, a 30% increase over the beginning of 2018. As a result of this starting point, other new revenue opportunities, and continued operating expense discipline, we expect to deliver profitable growth in 2019.”

Fourth Quarter 2018 Financial Results

Revenue was $20.9 million, a decrease of $1.6 million, or 7%, compared to $22.5 million for the fourth quarter of 2017. Battery & Energy Products sales increased 8% to $18.2 million compared to $16.8 million last year due primarily to a 13% increase in commercial sales reflecting higher shipments to medical customers and a 2% increase in government/defense sales. Communications Systems sales declined 51% from $5.7 million in the 2017 period to $2.8 million due primarily to higher shipments of Vehicle Amplifier-Adaptors to fulfill contracts in the fourth quarter of 2017.

Gross profit was $5.7 million, or 27.3% of revenue, compared to $6.9 million, or 30.5% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.0% compared to 28.6% last year, and Communications Systems’ gross margin was 28.8% compared to 36.2% last year. The gross margin decrease was primarily due to sales mix.

Operating expenses were $4.6 million compared to $4.8 million last year reflecting continued tight control over discretionary spending. Operating expenses were 22.2% of revenue compared to 21.4% of revenue for the year earlier period.

Operating income was $1.1 million compared to $2.1 million last year for an operating margin of 5.1% compared to 9.1% last year.

Net income was $19.7 million, which includes a non-cash tax benefit of $18.7 million upon the release of the valuation allowance on our U.S. deferred tax assets based on management’s assessment of a number of factors including anticipated future sustained profitability of our business, compared to $3.8 million for 2017, which included a non-cash tax benefit of $1.9 million resulting from the Tax Cuts and Jobs Act. Reported earnings per share for the fourth quarter of 2018 were $1.24 which includes $0.07 from our operating performance plus $1.17 related to the tax benefit, compared to $0.24 for the fourth quarter of 2017 which included $0.12 from our operating performance plus $0.12 related to the tax benefit. Earnings per share for the full year of $1.57 include $0.40 per share from our 2018 operating performance compared to $0.49 which included $0.37 per share from our 2017 operating performance.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, of $9.9 million for 2018, or 11.4% of sales, grew 3% over the $9.6 million, or 11.2% of sales, reported last year.

See the “Non-GAAP Financial Measure – Adjusted EBITDA” section of this release for a reconciliation of Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands) (Unaudited)

ASSETS
	December 31,	December 31,
	2018	2017
Current Assets:
Cash	$25,934	$18,330
Trade Accounts Receivable, Net	16,015	14,657
Inventories	22,843	26,326
Prepaid Expenses and Other Current Assets	2,429	2,603
Total Current Assets	67,221	61,916

Property, Equipment and Improvements, Net	10,744	7,570
Deferred Income Taxes, Net	15,444	32
Goodwill, Intangibles and Other Assets	26,695	27,668
Total Assets	$120,104	$97,186

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$9,919	$8,787
Accrued Compensation and Related Benefits	1,494	2,413
Accrued Expenses and Other Current Liabilities	3,534	3,039
Total Current Liabilities	14,947	14,239
Deferred Income Taxes, Net and Other Non-Current Liabilities	623	3,898
Total Liabilities	15,570	18,137

Shareholders' Equity:
Common Stock	2,005	1,966
Capital in Excess of Par Value	182,630	180,211
Accumulated Deficit	(57,964)	(82,894)
Accumulated Other Comprehensive Loss	(2,786)	(1,611)
Treasury Stock	(19,266)	(18,469)
Total Ultralife Equity	104,619	79,203
Non-Controlling Interest	(85)	(154)
Total Shareholders’ Equity	104,534	79,049

Total Liabilities and Shareholders' Equity	$120,104	$97,186

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Amounts) (Unaudited)

	Three-Month Periods Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Revenues:
Battery & Energy Products	$18,153	$16,812	$70,497	$69,789
Communications Systems	2,774	5,697	16,693	15,742
Total Revenues	20,927	22,509	87,190	85,531

Cost of Products Sold:
Battery & Energy Products	13,243	12,011	50,923	50,130
Communications Systems	1,974	3,632	10,684	9,169
Total Cost of Products Sold	15,217	15,643	61,607	59,299

Gross Profit	5,710	6,866	25,583	26,232

Operating Expenses:
Research and Development	1,092	1,059	4,508	4,737
Selling, General and Administrative	3,551	3,757	14,520	15,019
Total Operating Expenses	4,643	4,816	19,028	19,756

Operating Income	1,067	2,050	6,555	6,476

Other (Income) Expense	(85)	(19)	(58)	181
Income Before Income Taxes	1,152	2,069	6,613	6,295

Income Tax (Benefit)	(18,605)	(1,739)	(18,386)	(1,369)

Net Income	19,757	3,808	24,999	7,664

Net Income Attributable to Non-Controlling Interest	12	8	69	16

Net Income Attributable to Ultralife Corporation	$19,745	$3,800	$24,930	$7,648

Other Comprehensive (Loss) Income:
Foreign Currency Translation Adjustments	(310)	716	(1,175)	1,469
Comprehensive Income Attributable to Ultralife	$19,435	$4,516	$23,755	$9,117

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$1.24	$.24	$1.57	$.49

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$1.21	$.24	$1.53	$.48

Weighted Average Shares Outstanding – Basic	15,950	15,657	15,882	15,528

Weighted Average Shares Outstanding – Diluted	16,292	16,031	16,347	15,858

Non-GAAP Financial Measure – Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Periods Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017

Net Income Attributable to Ultralife Corporation	$19,745	$3,800	$24,930	$7,648
Adjustments:
Interest and Financing (Income) Expense, Net	(4)	36	63	183
Income Tax (Benefit)	(18,605)	(1,739)	(18,386)	(1,369)
Depreciation Expense	496	494	1,972	2,005
Amortization of Intangible Assets and	106	116	433	474
Financing Fees
Stock-Based Compensation Expense	183	124	890	653
Adjusted EBITDA	$1,921	$2,831	$9,902	$9,594

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com